LOCK-UP AGREEMENT

November 26, 2009

EXCEED COMPANY LTD.
Xidelong Industrial Zone
Jinjiang, Fuijan Province, PRC

Ladies and Gentlemen:

The undersigned hereby agrees that, without the prior written consent of Exceed Company Ltd. (the “Company”), the undersigned will not, during the six-month period from October 21, 2009, through and including April 20, 2010, sell or otherwise transfer or dispose of any ordinary shares of the Company (“Ordinary Shares”) or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of Ordinary Shares. The foregoing sentence shall not apply to (a) Ordinary Shares acquired in open market transactions after the effectiveness of the Registration Statement on Form F-1 (File No. 333-163280) first filed with the U.S. Securities and Exchange Commission on November 23, 2009, (b) transfers or distributions of Ordinary Shares to affiliates, limited partners, members or shareholders of the undersigned, provided that in the case of clause (b), each transferee shall sign and deliver a lock-up agreement substantially in the form of this lock-up agreement or (c) a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this lock-up agreement.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

WINDTECH HOLDINGS LIMITED

By:	/s/Tsui Yuk Mei
Name:Tsui Yuk Mei
Title:Director